Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-161175 on Form S-8 of our reports dated February 16, 2017, relating to the consolidated financial statements and financial statement schedule of Altisource Portfolio Solutions S.A. and subsidiaries (the “Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs related to the concentration of revenue with Ocwen Financial Corporation and the retrospective application of a change in accounting for debt issuance costs), and our report dated February 16, 2017, relating to internal control over financial reporting (which report expresses an unqualified opinion on the effectiveness of the Company's internal control over financial reporting) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Mayer Hoffman McCann P.C.

February 16, 2017
Clearwater, Florida